Exhibit 22

List of Subsidiaries

CVI Resources, Inc.                     100%

IPOSite.com, Inc.                       100%

CV Transportion, Inc.                   100%

Stony's Trucking Co.                    100%

B-Right Trucking Co.                    100%

B-Right Intermodal Transportion, Inc.   100%